ECHO BAY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2001 RESULTS

                               Earnings Summary

Dollar amounts in thousands of US dollars,               2001            2000
Except amounts per share
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THREE MONTHS ENDED DECEMBER 31:
Revenue                                          $     51,026    $     68,472
Net earnings (loss)                              $     (8,881)   $      2,069
Net earnings (loss) attributable to common
  shareholders                                   $    (13,466)   $     (2,012)
Earnings (loss) per share                        $      (0.10)   $      (0.01)
Weighted average common shares outstanding        140,607,145     140,607,145



YEAR ENDED DECEMBER 31:
Revenue                                          $    237,684    $    280,976
Net earnings (loss)                              $     (5,678)   $     18,561
Net earnings (loss) attributable to common
  shareholders                                   $    (22,985)   $      3,164
Earnings (loss) per share                        $      (0.16)   $       0.02
Weighted average common shares outstanding        140,607,145     140,607,145


February 13, 2002 - Echo Bay Mines Ltd. (Amex and TSE: ECO) today reported a fourth quarter net loss of $8.9 million, reflecting lower gold sales and a write-down of $4.4 million related to its Kettle River operation, compared with fourth quarter 2000 earnings of $2.1 million. For the quarter, the loss per share was $0.10 compared with a loss of $0.01 in 2000. The per share amount includes the equity portion of the interest on the company's capital securities - $4.6 million ($0.03 per share) in the current quarter and $4.1 million ($0.03 per share) in 2000.

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     For full year 2001 the net loss was $5.7 million compared with net earnings of $18.6 million for 2000. The loss per share in 2001 was $0.16 compared with earnings of $0.02 per share in 2000. Each year includes accrued but unpaid interest on the company's capital securities, $17.3 million ($0.12 per share) in 2001 and $15.4 million ($0.11 per share) in 2000.

     During the fourth quarter, the company continued development of the K2 East Veins at Kettle River. At year end, the work completed was not extensive enough to categorize this resource within proven and provable reserves and, as a result, the company has decided to take a non-cash write-down of $4.4 million. Work will continue in the spring to further delineate and define the resource.

     Total gold production in the fourth quarter was 136,497 ounces, lower than 2000 production due to the lower grades encountered. Silver production in the quarter decreased to 1.4 million ounces as the production at McCoy/Cove came primarily from low-grade stockpiles. Quarterly cash operating costs increased to $250 per ounce from $219 per ounce in 2000 reflecting the lower production level.

     Total gold production for the year was 657,784 ounces compared with 694,663 ounces in 2000. Silver production from McCoy/Cove was 6.5 million ounces, significantly lower than the 12.3 million ounces produced in 2000. On a gold equivalent basis, metal production was slightly better than had been forecast.

     With the decrease in production along with higher fuel and energy costs, 2001 consolidated cash operating costs rose to $223 per ounce compared to $193 per ounce in 2000. Although able to contain cash costs at the operating sites, the company sustained a net loss from operations. This is attributable to the continued low gold price, which averaged $271 per ounce in 2001.

     With the completion of stockpile processing at McCoy/Cove by the end of the first quarter of 2002 and lower grades at Kettle River, the target for company-wide production in 2002 is 535,000 ounces of gold and 1.3 million ounces of silver at a consolidated cash operating cost of $225 per ounce of gold produced.

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Revenues decrease

     Revenue in 2001 decreased to $237.7 million dollars compared with 2000 revenue of $281.0 million. The decrease was primarily due to lower realized gold prices ($305 per ounce in 2001 compared with $319 per ounce in 2000), lower realized silver prices ($4.70 per ounce compared with $5.28 per ounce in 2000), slightly lower gold sales (667,015 ounces compared with 676,439 ounces in 2000), and lower silver sales (7.2 million ounces compared with 12.3 million ounces in 2000).

     The company realized an average cash price of $281 per ounce of gold compared with the average spot price of $271 per ounce in 2001. The company's current gold forward sales position is significantly smaller than in previous years, as the low spot gold prices and interest rates encountered during the year provided little opportunity to add forward contracts. At December 31, 2001, the company has gold forward contracts of 60,000 ounces for delivery during 2002 at a minimum price of $293 per ounce. In addition, call options on 120,000 ounces of gold were sold at an average strike of $298 per ounce.

Debt and liquidity

     The company ended 2001 with $12.4 million in cash and cash equivalents. During 2001, total debt repayments were $9.5 million. At December 31, 2001, current debt was $17 million.

     On October 5, 2001, a new $17 million revolving credit and $4 million letter of credit facility was established with HSBC Bank USA, one of the company's syndicated bankers. The new facility has been guaranteed by an affiliate of Franco-Nevada Mining Corporation Limited, which holds approximately 67.4 percent of the company's capital securities. The company has drawn on the revolving credit to repay bank debt of $17 million and has replaced the $4.0 million letter of credit issued under the syndicated facility. The principal amount of the new credit facility matures on September 30, 2002 and interest is payable quarterly.

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Proposed conversion of capital securities

     On September 5, 2001, the company announced that it proposed to issue up to approximately 361.5 million common shares in exchange for $100 million in principal amount of its capital securities plus accrued and unpaid interest. The capital securities were issued in early 1997 and interest may be deferred for ten consecutive semi-annual periods. The company first elected in March 1998 to defer, which has had the result of building up an interest obligation that must be met on March 31, 2003. At December 31, 2001, the principal plus accrued unpaid interest amounted to $164.2 million.

     The company has entered into support and lock-up agreements with the holders of 98 percent of the capital securities. Each holder has agreed to exchange all capital securities owned by it on the basis of a ratio which would require the company to issue up to approximately 361.5 million common shares in addition to the approximate 140.6 million presently issued and outstanding, assuming all holders of capital securities elect to exchange. If all holders of capital securities elect to exchange, the ratio between the respective aggregate ownership interest of capital security holders and present shareholders will be 72:28.

     The share issuance will be presented to shareholders for their consideration at a special general meeting that has been called for March 25, 2002. Proxy materials are being mailed to shareholders, who are being asked to consider and approve the transaction. If shareholders approve, the exchange of capital securities for common shares is expected to be completed promptly after the shareholders vote.


Ore reserves at year end

     In estimating year-end 2001 gold reserves, a long-term gold price assumption of $300 per ounce was used. A full year of mining at the company's producing mines depleted reserves by nearly one million ounces of gold, and a portion of this was replaced through exploration and development. Year-end proven and probable gold reserves for 2001 amounted to 3.8 million ounces, compared with 4.5 million ounces in 2000.

     Silver reserves at McCoy/Cove were 1.1 million ounces at year-end 2001, down from 10.9 million ounces at the beginning of the year, after production is taken into account.

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Round Mountain mine: another annual production record

     The company has a 50 percent ownership interest in, and is the operator of, the Round Mountain mine in Nevada. The mine had an excellent year with record gold production of 746,950 ounces (Echo Bay's share: 373,475 ounces) compared with 640,128 ounces in 2000, at a cash operating cost of $190 per ounce. This is the highest production level ever reached at Round Mountain and is mainly attributable to an increase in re-usable pad grades, an increase in mill feed and the dual processing of high grade oxide material. Dual processing means the material is first leached on the reusable pad and then processed through the mill allowing coarse gold to be recovered and increasing the ultimate recovery.

     At year-end 2001, the company's portion of Round Mountain's gold reserves comprised 2.2 million ounces. If no new gold reserves are discovered, which the company believes is unlikely, the current mine plan sees production continuing for approximately seven years.

     During the year, drilling continued at the Gold Hill property located approximately four miles north of the current mining and processing facilities. Results were encouraging and additional drilling will continue in 2002 to delineate the potential.

     Round Mountain's production target for 2002 is 700,000 ounces of gold (Echo Bay's share: 350,000 ounces). The target for cash operating costs is $200 per ounce.

Lupin mine: completion of winze, grade lower than anticipated.

     Lupin produced 139,327 ounces of gold for the year compared with 117,729 during the nine months of 2000 in which it was in operation. Lupin, which had been shut down at the end of 1997, was recommissioned during the first quarter of 2000. Grades were lower than in 2000 and cash operating costs per ounce were $246 compared with $213 per ounce in 2000. The cash cost per ounce included a $15 per ounce benefit during the first three quarters in 2001 and in all quarters of 2000. This benefit, which was a result of a $6.0 million gain realized on closing out certain Canadian dollars contracts for Lupin expenditures in 1997, has now been fully amortized.

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     An underground hoisting system called a winze was completed in April 2001 and provides a more cost effective method of transporting ore to the bottom of the existingshaft from lower levels of the mine as well as allowing for development and mining of the orebody which has been defined down to approximately 200 metres below the winze bottom. The ore body is continuous at depth and exploration targets will be investigated.

     With a full year of production experience in 2001, Lupin's production target for 2002 is 140,000 ounces at cash operating costs of $250 per ounce.

     In January 2002, the company was informed it has been selected as the 2002 recipient of the Prospectors and Developers Association of Canada's Environmental Award. This award recognizes the company's environmental stewardship of the Lupin mine.

McCoy/Cove mine: processing of low grade stockpiles; moving into reclamation phase

     At McCoy/Cove in Nevada, gold production was 94,633 ounces, compared with 162,784 ounces in 2000, and silver production amounted to 6.5 million ounces, compared with 12.3 million ounces in the prior year, as a result of lower grades and fewer tons milled. Cash operating costs were $252 per ounce compared with $179 in 2000, reflecting the decrease in gold and silver production.

     As previously reported, lower grade stockpiles will be processed through the first quarter of 2002. Accordingly, production will decrease significantly and will be completed in March 2002. The production target for McCoy/Cove in 2002 is 10,000 ounces of gold and 1.3 million ounces of silver, with all production anticipated in the first half of the year. Cash operating costs are expected be approximately $270 per ounce reflecting the lower production. Reclamation and mine closure spending in 2001 amounted to $1.7 million and approximately $2.7 million is anticipated to be spent in 2002.

     Effective February 13, 2002 the Company entered into an agreement with Newmont Mining Corporation providing for the sale to Newmont of the entire McCoy/Cove Complex. This agreement, which is subject to the completion of due

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diligence by Newmont by July 31, 2002, calls for a payment to Echo Bay of US$6 million and the assumption by Newmont of all reclamation and closure obligations at McCoy/Cove. Pending completion of the transaction, Echo Bay will continue to operate McCoy/Cove for its own account.

Kettle River mine: write-down of $4.4 million, exploration continues to extend K-2.

     Production at the Kettle River operations located in north-east Washington state was 50,349 ounces, down from 94,086 ounces in 2000. Processing fewer tons resulted in a decrease in production and an increase in cash operating costs per ounce to $288 from $218 in 2000.

     Future production will be from existing stockpiles and the K-2 deposit. As mining continues deeper and the haulage distance gets longer, unit costs rise and production decreases. These factors will contribute to production for 2002 decreasing to approximately 35,000 ounces, with cash operating costs forecast to be $270 per ounce.

     During the year, work continued to define an extension to the northeast of the K-2 deposit. These efforts, however, did not progress sufficiently to enable classification of the resource into proven and probable reserves. The company could not appropriately capitalize these development costs and, accordingly, during the fourth quarter 2001 took a non-cash write down of $4.4 million. If the company is unsuccessful in extending the K-2 deposit, the current identified resource would be mined out by the end of 2002.

Exploration and development projects

     During the year, $3.5 million was spent on exploration and development activities, with a continued focus on projects located principally in North America in areas where the company already has existing gold mining infrastructure. Expanding the ore reserves at or near these projects represents the greatest potential to realize a near-term return with the limited exploration dollars available in today's gold market. The company also continues to review other exploration projects in the western U.S. and the Timmins, Ontario area that have the potential for short to intermediate term success.

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     At the Aquarius project near Timmins, Ontario, 100 percent owned by the company, as well as the Youga/Bitou project in Burkino Faso, West Africa, 50 percent owned by the company (Ashanti Goldfields Company Ltd. is the operator), only care and maintenance activities were undertaken during 2001. The company continues to evaluate its options for further development of these properties. A gold price in excess of $300 per ounce would be required to consider a construction decision.

     Statistical information is available with this release at the press release area of the company's web site, www.echobay.com.

     Echo Bay mines gold and silver in North America. The primary markets for its shares are the American and Toronto stock exchanges.

Contact:  Lois-Ann L. Brodrick, Vice President and Secretary - 303-714-8838
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: The statements herein that are not historical facts are forward-looking statements. They involve risks and uncertainties that could cause actual results to differ materially from targeted results. These risks and uncertainties include, but are not limited to, future changes in gold prices (including derivatives) and/or production costs which could render projects uneconomic; ability to access financing; availability of hedging opportunities; differences in ore grades, recovery rates and tons mined from those expected; changes in mining and milling/heap leaching rates from currently planned rates; the results of future exploration activities and new exploration opportunities; changes in project parameters as plans continue to be refined; increasingly stringent reclamation requirements imposed by regulatory authorities; the possibility that the exchange of the capital securities for common shares will not be completed, and other factors detailed in the company's filings with the Securities and Exchange Commission.

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